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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
Section 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-28078

                                  FemRx, Inc.
             (Exact name of registrant as specified in its charter)

                              1221 Innsbruck Drive
                           Sunnyvale, California 94089
                                 (408) 752-8580
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                    Common Stock, par value $.001 per share
            (Title of each class of securities covered by this Form)


           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(ii)          [ ]

       Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(2)(i)           [ ]

       Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(ii)          [ ]

       Rule 12g-4(a)(2)(ii)      [ ]         Rule 15d-6                    [ ]

       Rule 12h-3(b)(1)(i)       [X]

          Approximate number of holders of record as of the certification or notice date: 1


          Pursuant to the requirements of the Securities Exchange Act of 1934, FemRx, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  November 13, 1998                  By: /s/ EDWARD W. UNKART
                                          ------------------------
                                              Edward W. Unkart
                                   Vice President, Finance and Administration,
                                Chief Financial Officer and Assistant Secretary
                                 (Duly Authorized and Principal Financial and
                                             Accounting Officer)